EXHIBIT 99.1

                                  RISK FACTORS

Investing in the common stock involves certain risks. Investors should carefully consider the following risk factors, together with all of the other information included in this report and in other filings by Uniroyal Technology Corporation (the "Company" or "Uniroyal"), in deciding whether to invest in the common stock of the Company.

General

         Possible Volatility of Stock Price

         The market price of Uniroyal's common stock has been and may continue to be subject to wide fluctuations. Factors affecting the stock price may include:

 o variations in our operating results and our competitors from quarter to quarter;

 o       changes in earnings estimates by securities analysts;

 o market conditions in the compound semiconductor, coated fabrics and specialty adhesives industries; and

 o       general economic conditions.

         Uniroyal's stock price has fluctuated widely. For example, between the first quarter of 1997 and the fourth quarter of 1998, the high and low closing sale prices of our common stock fluctuated between approximately $1.063 and $5.438 per share. Between the first quarter of 1999 and the first quarter of 2000, the high and low closing sale prices of our common stock fluctuated between approximately $3.625 and $6.313 per share. From the first quarter of 2000 to the end of the second quarter of 2000, the high and low closing sale prices of our common stock fluctuated between approximately $4.500 and $35.563 per share. The prices have been adjusted to give effect to the two-for-one stock split declared on March 10, 2000 for stockholders of record on March 20, 2000. The current market price of our common stock may not be indicative of future market prices, and investors may not be able to sustain or increase the value of their investment in the common stock.

         Competition

         The coated fabrics, specialty adhesives, compound semiconductor and optoelectronics industries, in general, are highly competitive. Many of our competitors have substantially greater resources than we do. Oversupply and intense price competition periodically characterize the coated fabrics and specialty adhesives industries.

         We believe that our reputation for high quality products, innovative technology and strong customer technical service permits us to compete successfully in the markets that we presently serve. However, we may not be able to continue to compete successfully in such markets or to apply such strengths successfully to additional markets. In addition, new entrants may come into the markets that we serve. Companies may offer products based on alternative technologies and processes that may be superior to ours in price, performance or otherwise.

         Joint Venture with Emcore Corporation

         Uniroyal owns, through a wholly-owned subsidiary, the majority interest in a joint venture company established with Emcore Corporation. The joint venture company, together with the business of Sterling, comprises our Compound Semiconductor and Optoelectronics business segment. The joint venture company is governed by a board of managers with representatives from both Emcore and Uniroyal. Certain decisions must be approved by both parties to the joint venture, which means we will be unable to direct extraordinary changes in the operation of the joint venture without the agreement of Emcore. If Uniroyal and Emcore are unable to agree on important issues, the business of the joint venture and accordingly, our Compound Semiconductor and Optoelectronics segment, may be delayed or interrupted, which may materially and adversely affect Uniroyal's business, financial condition and results of operations.

         We have devoted and will be required to continue to devote significant funds and technologies to the joint venture to develop and enhance its products. In addition, the joint venture requires that some of Uniroyal's employees devote much of their time to the joint venture's projects. This could place a strain on Uniroyal's management and financial employees. If the joint venture is unsuccessful in developing and marketing its products, our business, financial condition and results of operations may be materially and adversely affected.

         If the joint venture and accordingly our Compound Semiconductor and Optoelectronics business is successful, we share only a portion of the benefits in accordance with our 51% ownership interest in the joint venture.

         Dependence on Management

         The continued success of Uniroyal depends in part on our ability to retain certain members of senior management. In particular, we are highly dependent on the management services of Howard R. Curd, our Chairman of the Board and Chief Executive Officer, Robert L. Soran, our President and Chief Operating Officer, and George J. Zulanas, Jr., our Executive Vice President and Chief Financial Officer. While we have entered into employment agreements with Messrs. Curd, Soran and Zulanas, there can be no assurance that such employees will not leave or compete with Uniroyal. Failure to retain senior management could have a material adverse effect on Uniroyal's business, financial condition and results of operations.

         Dependence on Key Personnel

         The continued success of Uniroyal depends in part on our ability to attract and retain certain key personnel, including scientific, operational and management personnel. For example, some of the equipment used in the production of HB-LED and SiC products must be modified before it is put to use, and only a limited number of employees possess the expertise needed to perform these modifications. Furthermore, the number of individuals with experience in the production of HB-LED and SiC products is limited. Accordingly, the future success of the Compound Semiconductor and Optoelectronics segment depends in part on retaining those individuals who are already employees.

         The competition for attracting and retaining employees, especially scientists for the Compound Semiconductor and Optoelectronics segment, is intense. Because of this intense competition for these skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees in the future. Specifically, we may experience increased costs in order to attract and retain skilled employees. Failure to retain senior management and skilled employees and attract additional qualified employees could have a material adverse effect on Uniroyal's business, financial condition and results of operations.

         Intellectual Property

         Trade Secrets. Uniroyal's success and competitive position depend on protecting our trade secrets and other intellectual property. Particularly with respect to the business of our Compound Semiconductor and Optoelectronics segment, including Sterling, our strategy is to rely more on trade secrets than patents to protect our manufacturing and sales processes and products, but reliance on trade secrets is only an effective business practice insofar as trade secrets remain undisclosed and a proprietary product or process is not reverse engineered or independently developed. We take certain measures to protect our trade secrets, including executing non-disclosure agreements with our employees, joint venture partners, customers and suppliers. If parties breach these agreements or the measures we take are not properly implemented, we may not have an adequate remedy. Disclosure of our trade secrets or reverse engineering of our proprietary products, processes or devices could materially and adversely affect Uniroyal's business, financial condition and results of operations.

         Patent Protection. Although Uniroyal currently holds nine U.S. patents, these patents do not protect any material aspects of the current or planned commercial versions of our products for our Compound Semiconductor and Optoelectronics business segment. We are actively pursuing patents on some of our recent inventions, but these patents may not be issued. Even if these patents are issued, they may be challenged, invalidated or circumvented. In addition, the laws of certain other countries may not protect Uniroyal's intellectual property to the same extent as U.S. laws.

         Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to Uniroyal's business, especially with respect to the business of our Compound Semiconductor and Optoelectronics segment. We cannot assure you that third parties will not attempt to assert infringement claims against us with respect to our current or future products, including our core products. We cannot predict the extent to which such assertions may require us to seek licenses or, if required, whether such licenses will be offered or offered on acceptable terms or that disputes can be resolved without litigation. Litigation against us or any of our customers could impair our ability to sell our products. Litigation to determine the validity of infringement claims alleged by third parties could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not the litigation is ultimately determined in our favor. We cannot predict the occurrence of future intellectual property claims that could prevent us from selling products, result in litigation or give rise to indemnification obligations or damage claims.

         Protracted Product Qualification Periods

         Many of the markets in which we compete are characterized by long lead times for new products requiring significant working capital investment by Uniroyal and extensive testing, qualification and approval by our customers and the end users of products. We face a significant risk that we will incur significant costs for research and development, manufacturing equipment, training, facility-related overhead and other expenses to develop such products, only to have our customers or end users not select them.

         Even if our products are eventually approved and purchased by customers and end users, our investment may fail to generate revenues for several years while we develop and test such products.

         Environmental Considerations

         Our operations are subject to extensive federal, state and local laws and regulations: (1) controlling the discharge of materials into the environment or otherwise relating to the protection of the environment; and (2) regulating conditions which may affect the health and safety of workers.

         The operation of any manufacturing plant in the industries in which we participate entails risks under such laws and regulations, many of which provide for substantial fines and criminal sanctions for violation. For example, our manufacturing processes involve the use of certain hazardous raw materials, including, but not limited to, ammonia, phosphine and arsene. If the control systems are unsuccessful in preventing a release of these materials into the environment or other adverse environmental conditions occur, we could experience interruptions in our operations and incur substantial remediation and other costs. We believe that our current legal and environmental compliance and safety programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require us to make material expenditures or otherwise have a material adverse effect on our business, financial condition and results of operations.

         Risks Associated with Acquisition Strategy

         We are actively pursuing strategic acquisitions in the compound semiconductor industry. Our business, operating results and financial condition could be negatively impacted if we are unable to integrate businesses we acquire. We may not achieve the anticipated benefits from any acquisition unless we successfully combine the acquired businesses with those of Uniroyal in a timely and efficient manner. The integration of acquisitions could require substantial attention from our management. The diversion of the attention of management, and any difficulties encountered in the transition process, could negatively impact Uniroyal's business, operating results and financial condition. In addition, the process of integrating various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses as well as our ongoing business.

         Dividends

         We have never paid any cash dividends on the common stock. The payment of any future dividends will be subject to the discretion of our Board of Directors and will depend on our results of operations, financial position and capital requirements, general business conditions, legal restrictions on the payment of dividends and other factors our Board of Directors deems relevant. We can give no assurance that we will pay a dividend in the future.

         Historical Performance No Indication

         The historical share prices and earnings performances of Uniroyal are not necessarily indicative of Uniroyal's future share price or earnings results.

         Anti-Takeover Provisions

         Provisions of Uniroyal's charter documents may have the effect of delaying or preventing a change in control of Uniroyal or its management, which could have a material adverse effect on the market price of the common stock. These include provisions:

 o eliminating the ability of stockholders to take actions by written consent; and

 o limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice.

         Anti-takeover provisions may adversely affect the stock price and make it more difficult for a third party to acquire Uniroyal.

         In addition, the Board of Directors has authority to issue up to 1,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that Uniroyal may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Uniroyal's outstanding voting stock, thereby delaying, deferring or preventing a change in control of Uniroyal.

         Uniroyal's Stockholder Rights Plan has certain anti-takeover effects. The plan grants to holders of common stock the right, when exercisable, to purchase from Uniroyal a fraction of a share of Uniroyal's series C preferred stock. This right will cause substantial dilution to a person or group that attempts to acquire Uniroyal without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. See "Description of Capital Stock - Stockholder Rights Plan."

 Risk Factors Associated with Uniroyal's Specialty Adhesives and/or Coated Fabrics Business Segments

         Labor Relations

         We are a party to two collective bargaining agreements. During July 1999, negotiations with the United Steel Workers of America, United Rubber Workers Division, in connection with the collective bargaining agreement covering the hourly wage employees at our adhesives and sealants manufacturing facility located in South Bend, Indiana, broke down, and a strike ensued for approximately three weeks. The strike did not have a material adverse effect on operations of the Specialty Adhesives business segment.

         Although we believe our relationships with employees are good, we can give no assurance that we will successfully negotiate the hourly wages and/or benefits of employees at two of our facilities when the applicable collective bargaining agreements expire. Moreover, the wages and/or benefits we may agree upon might adversely affect the segments' profitability. Furthermore, if we were the subject of another strike, we could incur significant costs.

         Maturity of Business Sectors

         Our Specialty Adhesives and Coated Fabrics segments compete in mature business sectors. We believe the key to generating growth in such sectors (besides acquiring other businesses) is to introduce new products or product innovations that address unsatisfied market needs. We believe we will need to continue to significantly increase revenues from product sales and increase profitability in these sectors. We further believe that significant investment in product development and/or acquisitions or a combination thereof over the mid-term is necessary to do so. We can give no assurance that we will have resources available for, or otherwise be successful in, any efforts to achieve such growth.

         Customer Concentration

         Our Specialty Adhesives business segment sells splice and bonding adhesives for the rubber roofing market exclusively to Firestone Building Products Company. Approximately 68% of this segment's fiscal 1999 sales were roofing product shipments to Firestone. The loss of Firestone as a customer would have an adverse effect on Uniroyal.

         Seasonality

         The roofing adhesives business of the Specialty Adhesives segment is seasonal. It increases in the warmer months of the year due to an increase in roofing and other construction activities in such months, and is sensitive to adverse weather conditions.

         Cyclicality

         The recreational vehicle, marine and roofing markets among others in which the Coated Fabrics and Specialty Adhesives segments compete are sensitive to changes in general economic conditions which affect demand for the commercial and consumer items that the Coated Fabrics and Specialty Adhesives business segments manufacture.

 Risk  Factors   Associated   with   Uniroyal's   Compound   Semiconductor   and
 Optoelectronics Business Segment

         Operating Results Depend on Development of New Products

         The future success of the Compound Semiconductor and Optoelectronics segment depends on our ability to develop new products and technology in the optoelectronics and SiC industries. We must introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new HB-LED and SiC products is a highly complex process. The successful development and introduction of these products depends on a number of factors, including the following:

 o achievement of technology breakthroughs required to make commercially viable devices;

 o the accuracy of our predictions of market requirements and evolving standards;

 o       acceptance of our new product designs;

 o our ability to recruit and retain qualified research and development personnel;

 o       timely completion of product designs and development;

 o our ability to develop repeatable processes to manufacture new products in sufficient quantities for commercial sales;

 o       acceptance   of  the  products  of  the  Compound   Semiconductor   and
         Optoelectronics segment's customers by the market; and

 o       consistent cost-effective manufacturing processes.

         If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

         Limited Operating History and Operating Losses

         The Compound Semiconductor and Optoelectronics business segment started operations in the second quarter of fiscal 2000 and has a limited operating history. The segment will face risks and difficulties as an early stage business in a high growth and rapidly evolving industry. Some of the specific risks and difficulties for the segment include the following:

 o       building out our operational infrastructure;

 o       expanding our sales structure and marketing programs;

 o       increasing awareness of our products;

 o       providing   services   to  our   customers   that  are   reliable   and
         cost-effective;

 o       responding  to  technological   development  or  product  offerings  by
         competitors; and

 o       attracting and retaining qualified personnel.

         As  of  July  2,  2000,  the  Optoelectronics   joint  venture  had  an
accumulated deficit of approximately $15.5 million. It incurred losses of approximately $4.5 million in fiscal 1999. We expect the joint venture to continue to incur losses. As of December 31, 1999, Sterling's accumulated deficit was approximately $4.9 million. It incurred losses of approximately $3.1 million in calendar year 1999 (Sterling's fiscal year was a calendar year end prior to its acquisition by Uniroyal). We expect Sterling to continue to incur losses. To support the segment's growth, we have increased our expense levels and our investments in inventory and capital equipment. As a result, we will need to significantly increase revenues and profit margins for the Compound Semiconductor and Optoelectronics segment to become and stay profitable. If the segment's sales and profit margins do not increase to support the higher levels of operating expenses and if its new product offerings are not successful, Uniroyal's business, financial condition and results of operations could be materially and adversely affected.

         Production and Expansion Risks

         The Compound Semiconductor and Optoelectronics segment is experiencing rapid growth. We have added a significant number of new employees to our Compound Semiconductor and Optoelectronics business. We have a newly-constructed plant in Tampa, Florida to manufacture epitaxial wafers and package-ready dies for use in HB-LEDs. We began production at our Tampa facility in the Spring of 2000. However, equipment difficulties have delayed full production at this facility. We expect to reach full production by the end of 2000, although we cannot be certain that we will do so. We are planning to build additional capacity at the Tampa facility within the next year. We are also planning to expand the physical facilities for Sterling in the next year. Expansion activities such as these are subject to a number of risks, including the following:

 o unforeseen environmental or engineering problems relating to the existing facilities;

 o unavailability or late delivery of the advanced, and often customized, equipment used in the production of the segment's products;

 o       attracting and retaining qualified personnel;

 o       work stoppages and delays; and

 o       delays in bringing production equipment on-line.

         This growth has placed and will continue to place a significant strain on our management, financial, sales and other employees and on our internal systems and controls. If we are unable to effectively manage the rapid growth of the Compound Semiconductor and Optoelectronics segment, Uniroyal's business, financial condition and results of operations could be materially and adversely affected.

         Rapid Changes in Technology

         The Compound Semiconductor and Optoelectronics segment competes in markets characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, its future success depends on our ability to improve our manufacturing processes and tools and our products. To remain competitive, we must continually introduce manufacturing tools with higher capacity and better production yields.

         Because we generally are unable to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs could exceed budgeted amounts, and estimated product development schedules could be extended. Uniroyal's business, financial condition and results of operations could be materially and adversely affected if with respect to the Compound Semiconductor and Optoelectronics business:

 o       we are unable to improve our existing products on a timely basis;

 o       our new products are not introduced on a timely basis;

 o we incur budget overruns or delays in our research and development efforts; or

 o       our new products experience reliability or quality problems.

         Dependence on Key Suppliers

         We depend on a limited number of suppliers for certain raw materials, components and equipment used in the Compound Semiconductor and Optoelectronics segment, including certain key materials and equipment used in our wafering, polishing, epitaxial deposition, device fabrication and device test processes. In addition, the availability of these materials, components and equipment to us is dependent in part on our ability to provide our suppliers with accurate forecasts of our future requirements. We endeavor to maintain ongoing communication with our suppliers to guard against interruptions in supply and, to date, generally have been able to obtain adequate supplies in a timely manner from our existing sources. However, any interruption in the supply of these key materials, components or equipment could have a significant adverse effect on our operations.

         Difficulty in Manufacturing Products

         The manufacture of the Compound Semiconductor and Optoelectronics segment's products is a highly complex and precise process. We are working to manufacture all of our HB-LED epitaxial wafers and dies at our Tampa, Florida facility. Minute impurities, difficulties in the production process, defects in the layering of the wafers' and dies' constituent compounds, wafer breakage or other factors can cause a substantial percentage of wafers and dies to be rejected or numerous dies on each wafer to be non-functional. These factors can result in lower than expected production yields, which would delay product shipments and could materially and adversely affect our operating results. Because the majority of the manufacturing costs for the Optoelectronics business are relatively fixed, the number of shippable dies per wafer for a given product is critical to the segment's financial results.

         Additionally, because we manufacture most of our HB-LEDs at our facility in Tampa, Florida, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise could materially and adversely affect the Compound Semiconductor and Optoelectronics segment's business, financial condition and results of operations.